Exhibit 99.1
Contact: DCB Financial Corp	For Immediate Release
Ronald J. Seiffert, President and CEO	May 15, 2014
(740) 657-7000

NEWS RELEASE	FOR IMMEDIATE RELEASE

DCB Financial Corp Announces First Quarter 2014 Results

Lewis Center, OH, May15, 2014 - DCB Financial Corp (the “Company”), (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $117,000 or $0.02 per diluted share for the three months ended March 31, 2014, compared to net income of $142,000 or $0.02 per diluted share for the same period in 2013. Non-recurring gains and losses in the first quarter of 2014 aggregated $52,000 of net gains, compared to net non-recurring gains of $84,000 in the year-ago quarter. In addition, a negative loan loss provision of $650,000 was recorded in the year-ago quarter. There was no loan loss provision in the first quarter of 2014.

Ronald J. Seiffert, President and CEO for the Company said, “We are off to a strong start in 2014 in the execution of our strategy developed during last year’s fourth quarter to dispose of certain problem assets, with nonaccrual loans down 47.8% and nonperforming assets (excluding troubled debt restructurings) down 42.8% in the first quarter. This progress was achieved through principal pay-downs, asset sales and charge-downs, and, importantly, did not require the recognition of any loan loss provisions during the quarter.”

Seiffert continued, “The first quarter of 2014 also marked the return to core profitability for our Company. While we continue to work to improve our asset quality, we are also diligently working to increase our profitability through higher revenues and expense reductions. Net interest income was up $372,000 and our net interest margin increased 30 basis points from the first quarter of 2013 as our loan portfolio grew to 77% of our earning assets in the first quarter, compared to 69% of average assets in the year-ago quarter. The improvement in our asset quality metrics also had a favorable impact on non-interest expense, which was down $393,000 in the first quarter compared to last year’s first quarter, largely due to lower workout and collection expenses and a decrease in FDIC insurance premiums. While we are very pleased with our progress in the first quarter, we recognize that we have much more work to do to continue to improve the operating performance of our Company for the benefit of our shareholders, our employees and our community.”

1

Balance Sheet Highlights

Total assets were $494.1 million at March 31, 2014, which was a decrease of $8.3 million from $502.4 million at December 31, 2013. Assets transferred in connection with the sale of the Company’s Marysville branch in the first quarter totaled $18.8 million and included cash of $12.7 million, loans held-for-sale of $4.7 million and fixed assets held-for-sale of $1.4 million. Deposits attributable to the branch totaling $19.4 million were assumed by the buyer.

Total loans, including loans held for sale, declined $9.4 million in the first quarter and were $354.5 million at March 31, 2014, compared with $363.9 million at the end of 2013. Two large performing commercial loans totaling $5.7 million pre-paid in full during the first quarter, which, together with the sale of $4.7 million of loans in connection with the sale of our Marysville branch, offset originations of new loans in the quarter.

Deposits totaled $439.8 million at March 31, 2014, while deposits, including deposits held-for-sale, were $449.4 million at the end of 2013. The sale of $19.4 million of deposits in connection with the sale of the Marysville branch, was partially offset by an increase in public funds deposits of $7.6 million. Low-cost transaction accounts comprised 42.0% of total deposits at the end of the quarter, compared with 42.5% at December 31, 2013 and 40.0% at September 30, 2013. The Bank’s liability mix continues to remain favorably weighted toward transaction accounts as retail and municipal depositors continue to prefer transaction and money market accounts over time accounts in the low interest rate environment, and also because of the build-up of cash on commercial customers’ balance sheets.

Stockholders’ equity was $46.4 million at March 31, 2014, compared with $45.3 million at December 31, 2013. The increase is primarily the result of the difference between the unrealized loss on collateralized debt obligations of $940,000 at December 31, 2013, and the actual loss recognized upon the sale of the security in the first quarter of $140,000. Sharply higher demand for these types of securities in the first quarter of 2014 contributed to the increase in the value of our security during the quarter.

The Bank’s Tier 1 leverage ratio was 8.83% and its total risk-based capital ratio was 14.03% at the end of the first quarter, both of which comfortably exceeded the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 5.0% and 10.0%, respectively.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-performing) dropped 43.8% in the first quarter, and totaled $4.6 million at March 31, 2014, compared with $8.1 million at December 31, 2013. The largest decline occurred in non-accrual loans, which decreased $3.3 million or 47.8% in the first quarter to a balance of $3.6 million or 1.02% of total loans at March 31, 2014, compared to $6.9 million or 1.90% of total loans at December 31, 2013.

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Non-performing assets were $17.7 million or 3.59% of total assets at March 31, 2014, compared with $21.9 million or 4.36% of total assets at December 31, 2013. Troubled debt restructurings (“TDR’s”) which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $12.6 million at March 31, 2014 and $12.8 million at December 31, 2013.

Much of the improvement in asset quality in the first quarter has resulted from the execution of previously disclosed strategies developed in the fourth quarter of 2013 to accelerate the disposition of certain troubled assets, in particular two commercial relationships which totaled $5.7 million at the end of 2013. As of March 31, 2014, a total of $4.2 million of cash has been collected on these relationships. One of the relationships, with a carrying amount of $2.7 million at the end of 2013, was paid off in the first quarter. A second relationship with an outstanding balance of $3.0 million and an allowance allocation of $1.5 million at the end of 2013 has been paid down by $1.5 million in the first quarter of 2014. The Company recorded a partial write-down on this second relationship of $750,000 in the first quarter, using the specific loan loss allocation established for this relationship in the fourth quarter of 2013, resulting in a carrying value of $750,000 at March 31, 2014. A specific allowance allocation of $750,000 remains assigned to this relationship at the end of the first quarter. The Company continues to actively pursue collection of the entire amount of the contractual principal amount, however no assurance can be given as to the amount, if any, of additional principal which will be collected.

Also, as part of management’s continued strategy to dispose of certain troubled assets, during the first quarter of 2014, certain loans held for sale were written down by $245,000 with a charge to earnings to reflect indications of fair value.

Net charge-offs (annualized) were $1.3 million or 1.43% of average loans in the first quarter, compared to net recoveries of $526,000 in the year-ago quarter. Two relationships comprised nearly all of the charge-offs in the first quarter, which were charged against allowance allocations established in the fourth quarter of 2013.

There was no provision for loan losses recorded in the first quarter of 2014, as the $3.3 million loan loss provision recorded in the fourth quarter of 2013 included specific allocations for the two large relationships charged-off in the first quarter. A negative provision for loan losses of $650,000 was recorded in the first quarter of 2013 as the result of the net recoveries in that quarter and other credit quality indicators at that time. The provision for loan losses as a percentage of net charge-offs was not meaningful for first quarters of 2014 and 2013.

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The allowance for loan losses was $5.3 million at March 31, 2014, compared with $6.8 million at December 31, 2013. The ratio of the allowance for loan losses to total loans was 1.51% at March 31, 2014, compared with 1.85% at December 31, 2013. The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 33.0% at March 31, 2014, compared with 34.3% at December 31, 2013. The ratio of the allowance for loan losses to non-accrual loans was 148.2% at March 31, 2014, compared with 97.4% at December 31, 2013.

Net Interest Income

Net interest income totaled $4.0 million in the three months ended March 31, 2014, compared with $3.6 million in the year-ago quarter and $4.0 million in the fourth quarter of 2013. The net interest margin increased 30 basis points from the year-ago quarter and was 13 basis points higher than the fourth quarter of 2013. Average interest-earning assets increased $7.5 million in the first quarter compared to the year-ago quarter, but were $4.4 million lower than the fourth quarter of 2013. The average balance in time deposits declined $48.1 million from the year-ago quarter, while average balances in lower-costing interest-bearing DDAs, savings and money market accounts increased $35.0 million, and non-interest-bearing DDAs increased $17.0 million over that same period.

The net interest margin was 3.50% in the first quarter of 2014, compared with 3.20% in the year-ago quarter and 3.37% in the fourth quarter of 2013. The earning assets yield increased 7 basis points in the first quarter of 2014 compared with the year-ago quarter, due largely to growth in our loan portfolio which was funded largely from cash on deposit with the Federal Reserve and cash flows from our securities portfolio. The cost of interest-bearing liabilities decreased 28 basis points over the same period as a result of maturing time accounts which either were renewed at lower rates or were transferred into our interest-bearing demand and money market accounts, which earn interest at lower rates than time accounts. Also, we restructured advances from the Federal Home Loan Bank in November, 2013 which contributed to a 275 basis point decrease in the cost of borrowings in the first quarter compared to the year-ago quarter.

Average interest-earning assets were $466.4 million in the first quarter, compared with $458.9 million in the year-ago quarter and $470.7 million in the fourth quarter of 2013. The average balance of loans increased by $40.9 million, while average balance of interest earning cash and cash equivalents decreased $26.4 million and average investments decreased $7.1 million when compared with the year-ago quarter, as we used our excess liquidity position to fund loan growth. Total average loans and leases were 77.1% of total average interest-earning assets in the first quarter of 2014, compared with 69.4% in the year-ago quarter and 76.7% in the fourth quarter of 2013.

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Non-Interest Income and Non-Interest Expenses

Noninterest income was $1.2 million in the first quarter of 2014, which was a decrease of $116,000 or 8.9% from the year-ago quarter. Nonrecurring gains, net of nonrecurring losses were $53,000 in the first quarter of 2014, compared to $84,000 in the first quarter of 2013. There was a decline in service charges due to lower fee-based transaction volume related to changes in customer deposit account utilization. The decrease in wealth management revenue is due largely to one less investment advisor being on staff in the first quarter of 2014 compared to the year-ago quarter.

Non-interest income accounted for 22.2% of total revenue in the first quarter of 2014, compared with 25.3% in the year-ago quarter. Non-interest income accounted for 21.9% of total revenue in the prior quarter.

Non-interest expenses were $5.1 million for the first quarter of 2014, compared with $5.5 million in the year-ago quarter and $4.9 million for the prior quarter. The decrease from the year-ago quarter is attributable to a $193,000 decrease in salaries and benefits, an $88,000 decrease in state franchise taxes, a $42,000 decrease in the FDIC insurance premium, and a $35,000 decrease in professional services. The decrease in salaries and benefits is attributable to a decline in incentive compensation expense as loan originations during the quarter are down from the year-ago quarter. The decrease in state franchise taxes is the result of a change in the tax law which changed how the tax is calculated in the first quarter of 2014. The decrease in the FDIC insurance premium is a result of an upgrade in the Bank’s risk classification for insurance assessment purposes. The decrease in professional services is due primarily to the substantial improvement in our asset quality which has reduced the need for outside professional services related to the workout of classified assets.

The increase in noninterest expenses in the first quarter of 2014 compared to the fourth quarter of 2013 is primarily attributable to a $252,000 increase in salaries and benefits, which was the result of the reversal in the fourth quarter of 2014 of accruals recorded in the first three quarters of 2013 for senior management bonuses and deferred compensation.

The Company’s efficiency ratio was 98.5% in the first quarter of 2014, compared with 112.4% in the year-ago quarter.

Income Taxes

The Company had net deferred tax assets totaling $11.3 million and $11.6 million with valuation allowances of $11.4 million and $11.2 million, respectively, at March 31, 2014 and December 31, 2013. Included in net deferred tax assets are gross deferred tax assets of $12.0 million and $11.7 million at March 31, 2014 and December 31, 2013, respectively. Deferred tax liabilities at March 31, 2014 were comprised entirely of the tax liability generated by the unrealized gain position of the available for sale securities portfolio.

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About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 13 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets (Unaudited)

	March 31, 2014	December 31, 2013
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$7,309	$6,110
Interest-bearing deposits	18,176	19,247
Total cash and cash equivalents	25,485	25,357

Securities available-for-sale	78,454	79,948

Loans	352,246	356,048
Less allowance for loan losses	(5,345)	(6,724)
Net loans	346,901	349,324

Loans held for sale	2,213	7,806
Real estate owned	1,563	1,219
Investment in FHLB stock	3,250	3,799
Premises and equipment, net	10,407	10,641
Premises and equipment held for sale	-	1,405
Bank-owned life insurance	19,535	19,297
Accrued interest receivable and other assets	6,326	3,623
Total assets	$494,134	$502,419

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$104,615	$109,622
Interest bearing	335,182	317,237
Total deposits	439,797	426,859

Deposits held for sale	-	22,571
Federal Home Loan Bank advances	4,831	4,838
Accrued interest payable and other liabilities	3,109	2,887
Total liabilities	447,737	457,155

Stockholders’ equity:
Common stock	15,771	15,771
Retained earnings	37,800	37,683
Treasury stock	(7,416)	(7,416)
Accumulated other comprehensive income (loss)	242	(774)
Total stockholders’ equity	46,397	45,264
Total liabilities and stockholders’ equity	$494,134	$502,419

Common shares outstanding	7,192,350	7,192,350
Book value per common share	$6.45	$6.29

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2014	2013
	(Dollars in thousands, except share and per share data)
Interest income:
Loans	$3,738	$3,551
Securities	553	566
Federal funds sold and interest bearing deposits	13	29
Total interest income	4,304	4,146

Interest expense:
Deposits:
Savings and money market accounts	131	101
Time accounts	128	324
NOW accounts	21	26
Total	280	451

Borrowings:
FHLB advances	36	79
Total interest expense	316	530

Net interest income	3,988	3,616
Provision for loan losses	-	(650)
Net interest income after provision for loan losses	3,988	4,266

Non-interest income:
Service charges	511	547
Wealth management fees	293	316
Treasury management fees	56	62
Income from bank-owned life insurance	239	240
Loss on loans held for sale	(245)	-
Gain on sale of REO	-	84
Loss on sale of securities	(140)	-
Gain on sale of branch	438	-
Other non-interest income	40	59
Total non-interest income	1,192	1,308

Non-interest expense:
Salaries and employee benefits	2,779	2,972
Occupancy and equipment	804	793
Professional services	421	456
Advertising	81	107
Office supplies, postage and courier	95	106
FDIC insurance premium	168	210
State franchise taxes	65	153
Other non-interest expense	650	659
Total non-interest expense	5,063	5,456

Income before income tax expense	117	118

Income tax benefit	-	(24)
Net income	$117	$142

Share and Per Share Data
Basic average common shares outstanding	7,192,350	7,192,350
Diluted average common shares outstanding	7,244,716	7,223,144
Basic and diluted earnings per common share	$0.02	$0.02

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2014	2013
	(Dollars in thousands)
Earning assets:
Interest bearing cash	$21,750	$48,120
Securities	80,379	87,854
Tax-exempt securities	4,812	4,391
Loans (1)	359,427	318,507
Total earning assets	466,368	458,872

Non-earning assets	41,997	45,806
Total assets	$508,365	$504,678

Interest bearing liabilities:
Interest bearing DDA	$80,776	$75,430
Money market	130,336	106,195
Savings accounts	43,521	37,980
Time deposits	86,204	134,306
FHLB advances	4,835	7,028
Total interest bearing liabilities	345,672	360,939

Non-interest bearing deposits	110,299	93,334
Other non-interest bearing liabilities	6,574	2,005
Total liabilities	462,545	456,278
Stockholders’ equity	45,820	48,400
Total liabilities and stockholders’ equity	$508,365	$504,678

(1)	Includes loans held for sale

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (includes loans held for sale):

	March 31, 2014		December 31, 2013		September 30, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Commercial and industrial	$110,886	31.3%	$122,901	33.8%	$122,687	34.3%
Commercial real estate	105,077	29.7%	106,901	29.4%	109,933	30.7%
Real estate and home equity	105,573	29.8%	98,622	27.1%	93,349	26.0%
Consumer and credit card	32,759	9.2%	35,265	9.7%	32,169	9.0%
Total loans and leases	$354,295	100.0%	363,689	100.0%	358,138	100.0%

Net deferred loan costs	164		165		152
Allowance for loan losses	(5,345)		(6,724)		(6,471)
Net loans and leases	$349,114		$357,130		$351,819

The following table sets forth the composition of the Company’s deposits at the dates indicated (includes deposits held for sale):

	March 31, 2014		December 31, 2013		September 30, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing demand	$104,615	23.8%	$112,711	25.1%	$103,762	23.0%
Interest bearing demand	79,945	18.2%	78,229	17.4%	76,584	17.0%
Total demand	184,560	42.0%	190,940	42.5%	180,346	40.0%

Savings	42,675	9.7%	43,448	9.7%	43,280	9.6%
Money market	129,846	29.5%	125,635	27.9%	124,229	27.5%
Time deposits	82,716	18.8%	89,407	19.9%	103,210	22.9%
Total deposits	$439,797	100.0%	$449,430	100.0%	$451,065	100.0%

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DCB Financial Corp

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated (includes loans held-for-sale):

Delinquent loans and leases	March 31, 2014		December 31, 2013		September 30, 2013
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$834	0.23%	$945	0.26%	$148	0.04%
60 days past due	132	0.04%	290	0.08%	301	0.08%
90 days past due and still accruing	-	—	-	—	87	0.02%
Non-accrual	3,607	1.02%	6,904	1.90%	5,551	1.55%
Total	$4,573	1.29%	$8,139	2.24%	$6,087	1.70%

(1) As a percentage of total loans, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	March 31, 2014	December 31, 2013	September 30, 2013
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$511	$352	$257
Commercial real estate	1,647	1,850	3,529
Commercial and industrial	1,449	4,702	1,765
Consumer loans and credit cards	-	-	-
Total non-accruing loans	3,607	6,904	5,551
Accruing loans delinquent 90 days or more	-	-	87
Total non-performing loans (excluding TDR’s)	3,607	6,904	5,638

Collateralized debt obligations	-	976	1,004
Other real estate and repossessed assets	1,563	1,219	1,291
Total non-performing assets (excluding TDR’s)	$5,170	$9,099	$7,933

Troubled debt restructurings(1)	$12,569	$12,788	$13,992
Total non-performing loans (including TDR’s)	$16,176	$19,692	$19,630
Total non-performing assets (including TDR’s)	$17,739	$21,887	$21,925

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for credit losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended March 31,
	2014	2013
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$6,725	$6,882

Loans charged-off	(1,412)	(247)
Recoveries of loans previously charged-off	129	773
Net loans charged-off	(1,283)	526
Allowance related to loans transferred to held-for-sale	(97)	-
Provision for loan losses	-	(650)
Allowance for loan losses, end of period	$5,345	$6,758

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended March 31,
	2014	2013
Return on average assets	0.09%	0.11%
Return on average equity	1.02%	1.17%
Yield on earning assets	3.74%	3.67%
Cost of funds	0.32%	0.60%
Net interest margin (1)	3.50%	3.20%
Non-interest income to total income (2)	22.22%	25.29%
Efficiency ratio (3)	98.54%	112.38%

Net loans charged-off to average loans, annualized	1.43%	(0.68)%
Provision for loan losses to average loans, annualized	0.00%	(0.82)%
Allowance for loan losses to total loans	1.51%	2.06%
Allowance for loan losses to non-accrual loans	148.18%	124.23%
Non-accrual loans to total loans	1.02%	1.65%
Non-performing assets to total assets	3.59%	5.49%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2014	2013
	First	Fourth	Third	Second	First

Interest income	$4,304	$4,372	$4,316	$4,245	$4,146
Interest expense	316	369	425	494	530
Net interest income	3,988	4,003	3,891	3,751	3,616
Provision for loan losses	-	3,307	-	(240)	(650)
Net interest income after provision for loan losses	3,988	696	3,891	3,991	4,266
Other non-interest income	1,192	1,116	1,192	1,351	1,308
Other non-interest expense	5,063	4,914	5,230	5,440	5,456
(Loss) income before income tax expense	117	(3,102)	(147)	(98)	118
Income tax (benefit) expense	-	-	(20)	(254)	(24)
Net (loss) income	$117	$(3,102)	$(127)	$156	$142

Stock and related per share data
Basic and diluted (loss) earnings per common share	$0.02	$(0.43)	$(0.02)	$0.02	$0.02
Basic weighted average common shares outstanding	7,192,350	7,192,350	7,192,350	7,192,350	7,192,350
Diluted weighted average common shares outstanding	7,244,716	7,192,350	7,192,350	7,227,901	7,223,144
Common book value per share	$6.45	$6.29	$6.74	$6.84	$6.75

Capital Ratios (Bank)
Tier 1 leverage ratio	8.83%	8.77%	9.44%	9.51%	9.47%
Tier 1 risk based capital	12.78%	12.24%	13.12%	13.25%	12.26%
Total risk based capital	14.03%	13.50%	14.38%	14.49%	13.48%

Selected ratios
Return on average assets	0.09%	(2.43)%	(0.10)%	0.12%	0.11%
Return on average equity	1.02%	(25.42)%	(1.04)%	1.27%	1.17%
Yield on earning assets	3.74%	3.68%	3.67%	3.73%	3.67%
Cost of funds	0.32%	0.42%	0.48%	0.59%	0.60%
Net interest margin	3.50%	3.37%	3.31%	3.29%	3.20%
Non-interest income to total income (1)	22.22%	21.86%	24.21%	24.45%	25.29%
Efficiency ratio (2)	98.54%	95.82%	101.77%	109.45%	112.38%

Asset quality ratios
Net loans charged off to average loans, annualized	1.43%	1.21%	0.04%	0.02%	(0.68)%
Provision for loan losses to average loans, annualized	0.00%	3.66%	0.00%	(0.29)%	(0.82)%
Allowance for loan losses to total loans	1.51%	1.85%	1.81%	1.82%	2.06%
Allowance for loan losses to non-accrual loans	148.18%	97.39%	116.57%	114.13%	124.23%
Non-accrual loans to total loans	1.02%	1.90%	1.55%	1.65%	1.65%
Non-performing assets to total assets	3.59%	4.36%	4.33%	4.72%	5.49%

(1) Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)

(2) Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

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